UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) June 15, 2005

Bristol-Myers Squibb Company

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

1-1136	22-079-0350
(Commission File Number)	(IRS Employer Identification No.)

345 Park Avenue New York, NY	10154
(Address of Principal Executive Offices)	(Zip Code)

(212) 546-4000

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On June 12, 2005, the Board of Directors (the “Board”) separated the roles the Chairman of the Board and Chief Executive Officer and appointed James D. Robinson III as non-executive Chairman of the Board, effective June 15, 2005. The Board also approved the compensation to be paid to James D. Robinson III as non-executive Chairman of the Board. A summary of Mr. Robinson’s compensation is set forth below.

As non-executive Chairman of the Board, Mr. Robinson will receive an annual retainer of $360,000 in addition to his regular director retainer of $45,000. Bristol-Myers Squibb Company (“BMS”) requires that 25% of the retainer be deferred and credited to a deferred compensation account, the value of which is determined by the value of Bristol-Myers Squibb Company Common Stock (“BMS Stock”), until certain ownership guidelines are attained. Mr. Robinson will receive an additional fee of $2,000 for attending each Board meeting and the Annual Meeting of Stockholders.

Mr. Robinson may elect to defer payment of all or part of the compensation received as a director under the company’s Deferred Compensation Plan for Non-Employee Directors. Deferred funds may be credited to a 3-month United States Treasury bill equivalent fund, a fund based on the return on the company’s invested cash or a fund based on the return on BMS Stock or to two or three of the funds. Deferred portions are payable in a lump sum or in a maximum of ten annual installments. Payments under the Deferred Compensation Plan begin when a participant ceases to be a director or at a future date previously specified by the director.

Mr. Robinson will receive a one-time award of 40,000 restricted stock units, settleable in cash in a lump sum or in a maximum of ten annual installments. The restricted stock units will vest 50% at the 2007 Annual Meeting of Stockholders and 50% at the 2008 Annual Meeting of Stockholders. The Restricted Stock Units Agreement between Bristol-Myers Squibb Company and James D. Robinson III is attached as Exhibit 10s to this report and is incorporated herein by reference.

Like all independent directors, Mr. Robinson will receive an annual award of 2,000 deferred common share units, the value of which is determined by the value of BMS Stock. In addition, Mr. Robinson will continue to receive the number of options granted under the company’s 2000 Non-Employee Directors’ Stock Option Plan to all independent directors. Mr. Robinson will also continue to participate in the Directors’ Charitable Contribution Program which is partially funded by life insurance policies purchased by BMS on individual members and retired members of the Board of Directors.

Mr. Robinson will also be provided an office and secretarial support.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

In connection with the separation of the roles of Chairman of the Board and Chief Executive Officer, BMS amended several sections of its Bylaws, effective June 15, 2005, to clarify the respective roles and responsibilities of the Chairman of the Board and Chief Executive Officer.

The Bylaws of Bristol-Myers Squibb Company, effective as of June 15, 2005, is attached as Exhibit 3b to this report and is incorporated herein by reference.

Item 8.01 Other Events.

On June 15, 2005, BMS issued a press release announcing it resolved the investigation by United States Attorney’s Office (“USAO”) for the District of New Jersey relating to wholesaler inventory and various accounting matters by entering into a Deferred Prosecution Agreement (“Agreement”) with the USAO pursuant to which the USAO will file a criminal complaint against BMS in the United States District Court for the District of New Jersey (“District Court”), but will defer prosecution of BMS. If BMS fulfills its obligations under the Deferred Prosecution Agreement, the USAO will dismiss the criminal complaint in two years. Under the Agreement, BMS will make an additional payment of $300 million to the shareholder fund previously established in connection with the company’s settlement with the Securities and Exchange Commission announced in August 2004. In connection with the Agreement, BMS will record an additional reserve of $249 million in the second quarter. In addition, under the Agreement, the Honorable Frederick B. Lacey, a former federal judge, will be appointed as independent Monitor through at least April 2007 to oversee the company’s compliance with all of the terms of the agreement. Under the Agreement, BMS also will be required to appoint one additional non-executive director acceptable to the USAO to its Board within sixty (60) days of the execution of the Agreement. The other obligations of BMS are set forth in the Deferred Prosecution Agreement.

The Press release issued June 15, 2005 by Bristol-Myers Squibb Company is filed as Exhibit 99.1 to this report and is incorporated herein by reference. A copy of the Deferred Prosecution Agreement in the form filed with the District Court is filed as Exhibit 99.2 to this report and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

Exhibit	Description
3b	Bylaws of Bristol-Myers Squibb Company, effective as June 15, 2005

10s	Restricted Stock Units Agreement dated June 15, 2005 between Bristol-Myers Squibb Company and James D. Robinson III

99.1	Press release issued June 15, 2005 by Bristol-Myers Squibb Company

99.2	Deferred Prosecution Agreement entered into June 15, 2005 BMS and the United States Attorney’s Office for the District of New Jersey

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Bristol-Myers Squibb Company

Date: June 15, 2005

	By:	/s/ Sandra Leung
	Name:	Sandra Leung
	Title:	Secretary

EXHIBIT INDEX

Exhibit	Description
3b	Bylaws of Bristol-Myers Squibb Company, effective as June 15, 2005

10s	Restricted Stock Units Agreement dated June 15, 2005 between Bristol-Myers Squibb Company and James D. Robinson III

99.1	Press release issued June 15, 2005 by Bristol-Myers Squibb Company

99.2	Deferred Prosecution Agreement entered into June 15, 2005 BMS and the United States Attorney’s Office for the District of New Jersey